Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Fourth Quarter 2010 Results

St. Louis, Missouri, January 28, 2011.  First Banks, Inc. (“First Banks” or the “Company”), the holding company of First Bank, today announced a net loss of $51.4 million for the three months ended December 31, 2010 as compared to a net loss of $153.8 million for the three months ended December 31, 2009. For the year ended December 31, 2010, First Banks recorded a net loss of $191.7 million compared to a net loss of $427.6 million for the year ended December 31, 2009. The net loss for the three months and year ended December 31, 2010 includes a provision for loan losses of $52.0 million and $214.0 million, respectively, as compared to $63.0 million and $390.0 million for the three months and year ended December 31, 2009, respectively.

Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, “We had a very successful 2010 in terms of building First Bank’s capital ratios, sustaining our high level of liquidity, paying off our secured borrowings, significantly decreasing the overall level of our nonperforming assets and becoming a more efficient company. Of particular note was the reduction in nonaccrual loans by 42.3% and nonperforming assets by 34.0% in 2010. While we have not yet returned to profitability, these accomplishments represent significant progress with respect to action items in our Capital Optimization, Profit Improvement and Asset Quality Improvement Plans and will assist us as we emerge out of the economic downturn and related credit cycle.”

Key Points for the Quarter:

•
Maintained First Bank’s regulatory capital ratios at “well capitalized” levels, reflecting improvement in each of the regulatory capital ratios during the year, including an increase in First Bank’s Total Capital Ratio to 12.95% at December 31, 2010 from 10.39% at December 31, 2009. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the table below:

	December 31,	September 30,	December 31,
	2010	2010	2009

First Bank:
Total Capital Ratio	12.95%	12.71%	10.39%
Tier 1 Ratio	11.66	11.43	9.11
Leverage Ratio	7.40	7.49	6.56

First Banks, Inc.:
Total Capital Ratio	6.29	8.36	9.78
Tier 1 Ratio	3.15	4.18	4.89
Leverage Ratio	1.99	2.74	3.52

On October 15, 2010, First Banks initiated a Consent Solicitation to the holders of the trust preferred securities of First Preferred Capital Trust IV seeking the consent of the holders to amend certain Indentures and Agreements associated with the trust preferred securities. As previously disclosed in the Company’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission on January 27, 2011, the Company obtained the requisite consents from holders and completed the amendments.

Mr. McCarthy added, “As a result of the successful completion of the Consent Solicitation, the Company believes it is better positioned to consider certain potential capital planning strategies to improve the First Banks, Inc. regulatory capital ratios and further strengthen the Company’s overall financial position.”

•
Reduced the overall level of nonperforming assets as compared to September 30, 2010 and December 31, 2009. Nonperforming assets, consisting of nonaccrual loans and other real estate and repossessed assets, decreased $103.2 million, or 16.1% during the fourth quarter and $278.4 million, or 34.0%, for the year. Certain asset quality results as of or for the quarterly periods are summarized in the following table:

	December 31,	September 30,	December 31,
	2010	2010	2009

Provision for loan losses	$52,000	37,000	63,000
Nonaccrual loans	398,908	471,806	691,104
Performing troubled debt restructurings	112,903	99,221	54,336
Other real estate and repossessed assets	140,665	171,011	126,911
Potential problem loans	363,281	382,384	323,724
Net loan charge-offs	77,018	52,918	82,565

Allowance for loan losses as a percent of loans, net of unearned discount	4.43%	4.46	3.79

•
Reduced the overall level of construction loans to $490.8 million at December 31, 2010 as compared to $697.5 million and $1.06 billion at September 30, 2010 and December 31, 2009, respectively. Construction loans decreased $206.6 million, or 29.6%, during the quarter and $566.5 million, or 53.6%, during the year.

•
Repaid $200.0 million of Federal Home Loan Bank advances and a $120.0 million term repurchase agreement, and maintained cash and cash equivalents at $996.6 million and unpledged investment securities of $1.22 billion at December 31, 2010 resulting in total available liquidity in excess of $2.22 billion. For the year, secured borrowings were reduced $745.3 million, or 95.9%, from $777.0 million at December 31, 2009 to $31.8 million at December 31, 2010.

Mr. McCarthy continued, “We strengthened our balance sheet significantly during the fourth quarter as a result of the significant decline in both nonperforming assets and construction loans, as well as the payoff of our remaining term secured borrowings. While these actions contributed to our net loss for the fourth quarter, we believe they better position us for earnings improvement in 2011.”

Net Interest Income:

•
The net interest margin was 2.84% for the fourth quarter of 2010, in comparison to 3.01% for the third quarter of 2010 and 2.92% for the fourth quarter of 2009. The net interest margin was 2.91% for the year ended December 31, 2010 as compared to 3.00% in 2009. The net interest margin continues to be negatively impacted by a high average balance of short-term investments, which was $1.11 billion, $1.32 billion and $1.79 billion for the fourth quarter of 2010, the third quarter of 2010 and the fourth quarter of 2009, respectively. These short-term investments are currently yielding 25 basis points. The high average balance of short-term investments during 2010 was necessary to fund the sales of the Company’s Chicago region, Texas region and 11 branches in the Company’s Northern Illinois region which required cash outlays of approximately $832.5 million, $352.9 million and $203.5 million, respectively, as well as the Company’s desire to maintain significant on balance sheet liquidity in the recent economic downturn.

•
The average yield on loans was 5.00% for the fourth quarter of 2010, in comparison to 5.29% for the third quarter of 2010 and 5.25% for the fourth quarter of 2009 and reflects a decrease in quarterly interest income of $1.9 million related to the expiration of the amortization period of the unrealized gain on certain terminated interest rate swap agreements in September 2010, partially offset by the lower level of nonaccrual loans.

•
The average cost of interest-bearing deposits was 0.96% for the fourth quarter of 2010, in comparison to 1.06% for the third quarter of 2010 and 1.46% for the fourth quarter of 2009 and reflects the continued repricing of certificates of deposit to current market interest rates upon maturity and certain product modifications designed to enhance overall product offerings to our customer base.

Provision for Loan Losses:

•
The provision for loan losses was $52.0 million for the fourth quarter of 2010, in comparison to $37.0 million for the third quarter of 2010 and $63.0 million for the fourth quarter of 2009. The provision for loan losses was $214.0 million for the year ended December 31, 2010, a decrease of $176.0 million, or 45.1%, from the prior year. The increase in the provision for loan losses for the fourth quarter of 2010 as compared to the third quarter was primarily due to the sale of certain nonperforming and potential problem loans during the quarter at a discount, resulting in an increase in net loan charge-offs for the quarter. The decrease in the provision for loan losses for the year ended December 31, 2010 was primarily attributable to the decrease in the overall level of nonaccrual loans, lower net charge-offs and less severe asset quality migration.

•
Net loan charge-offs were $77.0 million for the fourth quarter of 2010, compared to $52.9 million for the third quarter of 2010 and $82.6 million for the fourth quarter of 2009. Net loan charge-offs were $279.1 million for the year ended December 31, 2010 as compared to $339.0 million in 2009.

•
Nonaccrual loans decreased $72.9 million during the fourth quarter of 2010 and $292.2 million during the year to $398.9 million at December 31, 2010 compared to $471.8 million at September 30, 2010 and $691.1 million at December 31, 2009. The reductions in nonaccrual loans are reflective of continued progress regarding the implementation of the Company’s initiatives included in its Asset Quality Improvement Plan, such as sales and other actions designed to decrease the overall balance of nonaccrual and other potential problem loans and assets.

Noninterest Income:

•
Noninterest income was $25.9 million for the fourth quarter of 2010, in comparison to $24.2 million for the third quarter of 2010 and $5.6 million for the fourth quarter of 2009. Noninterest income was $103.5 million for the year ended December 31, 2010 as compared to $79.7 million in 2009.

•
Noninterest income for the fourth quarter of 2010 includes a gain on the sale of investment securities of $7.8 million. Noninterest income for the third quarter of 2010 includes a gain on sale of 11 branches in the Company’s Northern Illinois region of approximately $6.4 million, net of a reduction in goodwill and intangible assets of $9.7 million allocated to the Northern Illinois region. Noninterest income for the fourth quarter of 2009 includes a loss of $20.3 million on the sale of certain premium finance and other commercial loans.

Noninterest Expense:

•
Noninterest expense decreased to $84.3 million for the fourth quarter of 2010 compared to $90.6 million for the third quarter of 2010 and $185.4 million for the fourth quarter of 2009. Noninterest expense was $322.6 million for the year ended December 31, 2010 compared to $430.0 million in 2009.

•
Compensation expense was $20.4 million for the fourth quarter of 2010, a decrease of $3.6 million, or 14.9%, compared to $23.9 million for the third quarter of 2010, reflective of the implementation of certain measures throughout the third and fourth quarters of 2010 intended to improve efficiency in conjunction with the restructuring of the Company to a smaller footprint. These actions should positively impact overall earnings levels in future quarters.

•
Write-downs and expenses on other real estate properties were $12.7 million, $14.4 million and $37.1 million for the fourth quarter of 2010, the third quarter of 2010 and the fourth quarter of 2009, respectively. These expenses were $44.7 million for the year ended December 31, 2010 compared to $48.5 million in 2009.

•
Noninterest expense for the fourth quarter of 2010 includes prepayment penalties of $8.7 million associated with the early termination of a $100.0 million fixed rate Federal Home Loan Bank advance and a $120.0 million term repurchase agreement. Noninterest expense for the third quarter of 2010 includes a $13.6 million operating loss associated with a customer relationship. Noninterest expense for the fourth quarter of 2009 includes a $75.0 million goodwill impairment charge.

Cash and Cash Equivalents:

•
Cash and cash equivalents were $996.6 million at December 31, 2010 compared to $1.11 billion at September 30, 2010 and $2.53 billion at December 31, 2009. During the fourth quarter of 2010, the Company paid off $320.0 million of secured borrowings and increased its investment securities portfolio by $168.4 million. These cash outflows were partially offset by substantial loan payoffs during the fourth quarter of 2010.

•
Cash, cash equivalents and unpledged securities were $2.22 billion and comprise 30.1% of total assets at December 31, 2010, compared to $2.66 billion and 25.2% of total assets at December 31, 2009 and peer group average of approximately 15.0%.

Investment Securities:

•
Investment securities increased to $1.49 billion at December 31, 2010 from $1.33 billion at September 30, 2010 and $541.6 million at December 31, 2009. The Company is utilizing a portion of its higher level of cash and cash equivalents to fund gradual and planned increases in its investment securities portfolio.

Loans:

•
Loans, net of unearned discount, decreased to $4.53 billion at December 31, 2010 from $5.07 billion at September 30, 2010 and $7.04 billion at December 31, 2009. The reduction in loan balances for the fourth quarter of 2010 reflects a substantial level of customer payments and the sale of certain nonperforming and potential problem loans, in addition to other activity such as foreclosures and charge-offs.

•
One-to-four family residential construction loans decreased to $317.0 million at December 31, 2010 from $393.1 million at September 30, 2010 and $729.8 million at December 31, 2009, reflecting the Company’s initiatives to reduce its overall risk exposure to these types of lending relationships.

•	The Company’s loan-to-deposit ratio was 68.94% at December 31, 2010, as compared to 76.32% at September 30, 2010 and 79.94% at December 31, 2009.

Total Assets:

•
Total assets decreased to $7.38 billion at December 31, 2010 from $7.89 billion at September 30, 2010 and $10.58 billion at December 31, 2009. The reduction in total assets during 2010 is reflective of the sale of $301.2 million of loans and $1.20 billion of deposits in our Chicago Region during February 2010, the sale of $96.7 million of loans and $492.2 million of deposits in our Texas Region in April 2010, the sale of $137.4 million of loans and $364.9 million of deposits in our Northern and Central Illinois Region in September 2010, and the payoff of $720.0 million of secured borrowings during the year.

Deposits and Other Borrowings:

•
Deposits were $6.58 billion at December 31, 2010, in comparison to $6.64 billion at September 30, 2010 and $8.81 billion at December 31, 2009. The decrease in deposits of $64.0 million during the fourth quarter of 2010 was primarily attributable to a decrease in time deposits of $142.2 million, partially offset by growth in money market and demand deposit accounts.

•
Other borrowings were $31.8 million at December 31, 2010, in comparison to $367.6 million at September 30, 2010 and $777.0 million at December 31, 2009. The decrease during the year ended December 31, 2010 primarily resulted from the payoff of $600.0 million of Federal Home Loan Bank advances, including $200.0 million during the fourth quarter of 2010, and a $120.0 million term repurchase agreement during the fourth quarter of 2010.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

Interest income	$69,616	80,145	107,170	326,725	457,173
Interest expense	17,251	20,115	33,361	87,904	163,381
Net interest income	52,365	60,030	73,809	238,821	293,792
Provision for loan losses	52,000	37,000	63,000	214,000	390,000
Net interest income (loss) after provision for loan losses	365	23,030	10,809	24,821	(96,208)
Noninterest income	25,901	24,194	5,583	103,523	79,702
Noninterest expense	84,339	90,617	185,413	322,638	430,008
Loss before provision for income taxes	(58,073)	(43,393)	(169,021)	(194,294)	(446,514)
(Benefit) provision for income taxes	(1,232)	5,036	(94)	3,957	2,422
Net loss	(56,841)	(48,429)	(168,927)	(198,251)	(448,936)
Less: net loss attributable to noncontrolling interest in subsidiaries	(5,432)	(618)	(15,108)	(6,514)	(21,315)
Net loss attributable to First Banks, Inc.	$(51,409)	(47,811)	(153,819)	(191,737)	(427,621)

Basic and diluted loss per common share	$(2,391.77)	(2,237.26)	(6,709.64)	(8,964.07)	(18,911.10)

SELECTED FINANCIAL DATA

	December 31,	September 30,	December 31,
	2010	2010	2009

Total assets	$7,378,128	7,887,116	10,581,996
Cash and cash equivalents	996,630	1,113,430	2,525,312
Investment securities	1,494,337	1,325,906	541,557
Loans, net of unearned discount	4,533,343	5,067,386	7,038,920
Allowance for loan losses	201,033	226,051	266,448
Goodwill and other intangible assets	131,112	131,942	191,674
Deposits	6,575,860	6,639,901	8,805,522
Other borrowings	31,761	367,615	777,041
Subordinated debentures	353,981	353,962	353,905
Stockholders’ equity	307,295	393,674	522,380
Nonperforming assets	539,573	642,817	818,015

SELECTED FINANCIAL RATIOS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

Net interest margin	2.84%	3.01%	2.92%	2.91%	3.00%
Yield on loans	5.00	5.29	5.25	5.15	5.27
Cost of interest-bearing deposits	0.96	1.06	1.46	1.11	1.87
Loan-to-deposit ratio	68.94	76.32	79.94	68.94	79.94

About First Banks
First Banks had assets of $7.38 billion at December 31, 2010 and currently operates 154 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit First Banks on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in First Banks’ Annual Report on Form 10-K as of and for the year ended December 31, 2009, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in First Banks’ Annual Report on Form 10-K as of and for the year ended December 31, 2010 upon filing with the SEC in March 2011.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks’ plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks’ management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks’ results to differ materially from those described in the forward-looking statements may be found in First Banks’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.